Exhibit 10.10

July 2, 2002

Dave Hersh

Re:	Employment Terms

Dear Dave:

CoolServlets Inc. d/b/a Jive Software (the “Company”) is pleased to offer you the position of Chief Executive Officer, on the following terms:

You will have the authority and responsibilities customarily afforded the Chief Executive Officer, including, but limited to: responsibility for all day-to-day activities of the Company; management of long-term corporate planning; development of sales strategy and infrastructure; supervision of all other officers in the Company; and the right to chair any and all committees formed for management purposes, with the corresponding rights to delegate such responsibilities as you deem appropriate. All of your responsibilities and actions will at all times be subject to the appropriate approval of the Board of Directors of the Company (the “Board”), and you will report directly to the Board. Unless you are required to travel on behalf of the Company, you will work at our offices located in New York, New York. Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $6,250 per month until May 1, 2002, and $7,500 per month thereafter, less payroll deductions and all required withholdings, which we have been paying to you retroactive to September 26, 2001, and will continue paying to you upon execution of this letter, all such payments being in lieu of any consulting fees incurred from such initial payment date. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, vacation, sick leave, holidays. Details about these benefit plans are available for your review. In addition, at the close of each financial year you will receive a cash bonus equal to 1% of the gross revenues of the Company from that previous year if the Company has produced a profit in excess of such bonus during that previous year. The Company will pay you this bonus, if any, upon receipt of the related revenue by the Company, The Company may modify compensation and benefits from time to time as it deems necessary.

Subject to Board approval, you will be granted an option to purchase 262,350 shares of the Company’s Common Stock at the fair market value of stock on the date of grant. Contingent upon your continued employment with the Company, one-third of the shares (the “Option”) comprising the Option shall vest upon September 26, 2002, and 1/24th of the shares comprising the Option shall vest upon the completion of each full month of service to the Company you complete thereafter. The Option will be in the Company’s standard form, a copy of which will be provided to you separately. The Company may provide additional stock options in the future at its discretion.

As a Company employee, you will be expected to abide by Company rules and policies, and sign

CoolServlets Inc

and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Normal business hours are from 9:00 a.m. to 6:00 p.m., Monday through Friday. As the Chief Executive Officer, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

Notwithstanding the foregoing, upon a Change of Control that occurs during the term of your continued employment: (a) 50% of the then unvested shares comprising your Option shall automatically vest; and (b) you shall receive an additional option to purchase additional shares of the Company’s Common Stock, in accordance with the Valuation Table below of the fully diluted equity of the Company immediately prior to such Change of Control at the fair market value of stock on the date of grant. For purposes of this letter, a “Change of Control” shall mean: (a) an initial public offering in accordance with the Securities and Exchange Acts of 1933 and 1934, as amended; or (b) a consolidation or merger of the Company with or into any entity, or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction, any series of related transactions in which excess of 50% of Company’s voting power is transferred, or any sale of all or substantially all of the assets of Company.

Valuation Table

Transactional Value of Company at time of Change of Control	Additional Options Made Available
$4 million to $6 million	46,375 shares of Common Stock
$6 million and above	72,875 shares of Common Stock

CoolServlets Inc.

You agree that during your employment by the Company and for two years after termination of such employment for any reason (the “Noncompete Period”), you will not in any capacity (including without limitation, as an employee, officer, agent, director, consultant, owner, shareholder, partner, member or joint venture) directly or indirectly, whether or not for compensation, engage in or assist others to engage in any business that is, or is preparing to be, in competition with any product or service of the Company within the New York, New Jersey and Connecticut areas; provided, however, that nothing herein shall prevent the purchase or ownership by you of shares which constitute less than one percent of the outstanding equity securities of a publicly-held company. You further agree that during the Noncompete Period, you will not call on, reveal the name of, or otherwise solicit, accept business from or attempt to entice away from Company any actual or identified potential customer of Company, nor will you assist others in doing so. You acknowledge that the covenants in this paragraph are reasonable in relation to the business in which Company is engaged, the position you have been afforded with Company, and your knowledge of Company’s business, and that compliance with such covenants will not prevent you from pursuing your livelihood. However, should any court of competent jurisdiction find that any provision of such covenants is unreasonable, whether in period of time, geographical area, or otherwise, then in that event the parties agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems reasonable.

You acknowledge that the harm to the Company from any breach of your obligations under or related to this letter may be difficult to determine and may be wholly or partially irreparable, and such obligations may be enforced by injunctive relief and other available remedies at law or in equity. No term hereof shall be construed to limit or supersede any other right or remedy of Company under applicable law with respect to the protection of trade secrets or otherwise.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by an officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me by July 2, 2002, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start immediately.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Matt Tucker
Matt Tucker

CoolServlets Inc.

Accepted:

/s/ Dave Hersh
Dave Hersh

7.2.2002
Date

Attachment: Proprietary Information and Inventions Agreement

CoolServlets Inc.
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